FOR IMMEDIATE RELEASE
October 30, 2025

Genesis Energy, L.P. Reports Third Quarter 2025 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results.
We generated the following financial results for the third quarter of 2025:

•Net Income Attributable to Genesis Energy, L.P. of $9.2 million for the third quarter of 2025 compared to Net Loss Attributable to Genesis Energy, L.P. of $17.2 million for the same period in 2024.

•Cash Flows from Operating Activities of $70.3 million for the third quarter of 2025 compared to $87.3 million for the same period in 2024.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $14.9 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $35.5 million for the third quarter of 2025, which provided 1.76X coverage for the quarterly distribution of $0.165 per common unit attributable to the third quarter.

•Total Segment Margin of $146.6 million for the third quarter of 2025.

•Adjusted EBITDA of $132.0 million for the third quarter of 2025.

•Adjusted Consolidated EBITDA of $566.6 million for the trailing twelve months ended September 30, 2025 and a bank leverage ratio of 5.41X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “Our reported results for the third quarter were broadly in-line with our internal expectations. We were particularly pleased with the performance of our offshore pipeline transportation segment, which benefited from several favorable factors, including no weather-related disruptions to throughput on our pipelines and a quarter of minimum volume payments associated with the new Shenandoah floating production system, which, I would add, exited the quarter at a level significantly above the minimum volume commitment reflected in the financial results reported herein. This overperformance was partially offset by weakness in our marine transportation segment, where the marine market was somewhat challenged in July and the early part of August. Judging by September’s results, as well as October’s, we believe these headwinds have largely passed, and the marine transportation segment is positioned to generate financial results in the fourth quarter consistent with the first and second quarter.

Most importantly, we are excited about the successful start-up and ramp-up we have seen from both the Shenandoah and Salamanca new floating production units which are tied into our one hundred percent owned and operated SYNC and SEKCO laterals, respectively, for further transportation to shore through our sixty-four percent owned and operated CHOPS and/or Poseidon crude oil pipelines. While both dates of first oil were somewhat delayed from the original expectations that we, including the operators, all had three or so years ago, we are all quite encouraged by what we have seen to date. Earlier this month the operator of Shenandoah announced the successful completion of the ramp-up of the four phase one development wells to their targeted rate of 100 kbd, within the first seventy-five days after initial start-up. At the end of September, the operator of Salamanca announced the initial production from the first of three pre-drilled wells with plans to relatively quickly ramp-up production from these three wells to approximately 40 kbd. A fourth well is planned to be drilled and completed in the second quarter of 2026, at which point Salamanca production levels are anticipated to approach the original design capacity of 50 kbd.

These two new developments represent a significant step change for the future financial performance of our offshore pipeline transportation segment. Longer term, in addition to the decades of production expected from these fields, we are well positioned to benefit from a growing inventory of future opportunities around these production facilities as well as around the remaining excess capacity available on our now expanded pipeline infrastructure. Combined with minimal future growth capital requirements and steady performance from our legacy businesses, these new developments will serve as the cornerstone of our ability to generate increasing levels of free cash flow in future quarters and years.

We remain firmly committed to creating long-term value for all our stakeholders. As our financial flexibility continues to strengthen and expand, we intend to take a measured and deliberate approach to capital allocation. This approach will emphasize reducing debt in absolute terms, opportunistically redeeming our high-cost corporate preferred securities, and thoughtfully evaluating increases in our quarterly distributions to common unitholders. We will continue to exercise patience, discipline and balance in our decision-making as we begin returning capital to all stakeholders, ensuring that we maintain sufficient financial flexibility, as well as liquidity, to evaluate any accretive incremental growth opportunities should they opportunistically emerge.

With that, I will briefly discuss our individual business segments in more detail.

During the quarter, our offshore pipeline transportation segment again saw sequential improvement, driven in large part by steady volumes across our system, ramping volumes from our two new developments and a hurricane season where we saw no downtime during the quarter as a result of zero weather events in the central Gulf of America that negatively impacted the production from our pipeline customers. The producer mechanical issues that have negatively affected our throughputs over the last 12-18 months are largely behind us. While one high margin field continues to have some lingering challenges, we are confident the operator is actively working to restore those volumes, in one form or another, as quickly as possible.

As we have highlighted in recent quarters, approximately 50% of active deepwater drilling rigs continue to operate on leases that are either contractually dedicated or geographically well-suited for future connections to our offshore infrastructure which has existing capacity. Producers in the Gulf of America continue to prioritize deepwater development and long-term planning over short-term fluctuations in commodity prices. A large percentage of existing producers have plans to focus on optimizing production from existing assets or around existing production platforms via subsea tiebacks and development drilling prospects while pursuing a strong pipeline of exploratory prospects. We remain in active commercial discussions to integrate several of these new opportunities into our offshore infrastructure in the coming years to the extent they are ultimately sanctioned by the respective producers. Given the long-term outlook of these projects and increasingly competitive break-even costs, we do not anticipate that the current commodity price environment or additional near-term macroeconomic challenges will significantly alter deepwater activity in the Gulf of America in the foreseeable future.

During the third quarter, our marine transportation segment performed somewhat below our initial expectations. In response to compressed heavy-to-light differentials, a number of Gulf Coast refiners maximized runs of light sweet crude oil in July and early August, which temporarily reduced the volume of intermediate black oil available for transport, which is the primary focus for our inland, or brown-water, fleet. Encouragingly, by later in August and early September we began to see Gulf Coast refiners return to processing heavier crude, including the resumption of imports from Venezuela, at the same time typical refinery turnarounds begin to shift from making gasoline to making diesel and heating oil. Taken together, September’s financial performance was much better than July and August for our brown-water fleet and such momentum has carried forward into October.

Additionally, conditions in the coastal, or blue-water, market were somewhat unsettled during the first two months of the third quarter. Vessels migrating from a declining West Coast market into the Gulf Coast and Mid-Atlantic trade lanes placed temporary pressure on both utilization and day rates. To mitigate any uncertainty in the fourth quarter, I can report that we have 8 of our 9 blue-water vessels contracted through the end of the year, with several of these contracts extending well into 2026. The American Phoenix remains under contract until early 2027, and based on current market conditions for similar assets, she can be expected to re-contract at yet another record day rate since we have owned her.

While our marine transportation segment encountered some transitory challenges during the quarter, we believe these headwinds are now largely behind us. With fundamentals improving across both inland and blue-water markets, the segment is well positioned for a fourth quarter consistent with those reported earlier this year. Longer term, with strong utilization levels and minimal net additions of Jones Act-qualified tonnage, we believe the marine transportation segment can provide reasonably stable if not growing financial performance over the coming years.

Our onshore transportation and services segment delivered results in line with our expectations during the quarter. We began to experience higher throughput volumes across both our Texas and Raceland onshore terminals and pipelines. We anticipate this positive trend will continue as incremental volumes from Shenandoah and Salamanca access our onshore systems for further distribution to the refineries we can directly and indirectly access. Our legacy sulfur services business also performed largely in line with our expectations.

As we approach the final two months of the year, I would like to briefly update everyone on our outlook for the remainder of 2025. Given the extended producer mechanical issues experienced in the first half of the year, the timing delays in receiving first oil from both Shenandoah and Salamanca, and some temporary challenges in our marine transportation segment, we expect full-year 2025 Adjusted EBITDA to be slightly below the low end of our previously communicated guidance range of $545 to $575 million(1). Regardless, it is important to focus on the fact that we have hit that inflection point that we have been talking about for the last several years. We, in fact, generated excess cash in the third quarter from which we were able to reduce outstanding borrowings under our senior secured revolving credit facility, and we fully expect to continue to do so in the fourth quarter.

Looking forward, the combination of growing total Segment Margin and lower absolute debt should produce a clear trajectory of significant and rapid improvement in our leverage ratio throughout 2026. Rather than focusing on what could have been this year, our attention is squarely focused on the future. We are well positioned to generate higher levels of Adjusted EBITDA and free cash flow in 2026 and beyond, giving us the financial flexibility to deliver meaningful long-term value for all our stakeholders.

The management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”
(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA projections contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing this forward-looking Adjusted EBITDA measure without a directly comparable GAAP financial measure is that such non-GAAP financial measure may be materially different from the corresponding GAAP financial measure.

Financial Results
Segment Margin
Segment Margin
In the first quarter of 2025, we reorganized our operating segments as a result of the way our chief operating decision maker (our Chief Executive Officer) evaluates the performance of operations, develops strategy and allocates resources, including capital. Our sulfur services business, formerly reported under our soda and sulfur services reporting segment with our trona and trona-based exploring, mining, processing, producing, marketing, logistics and selling business based in Wyoming (the “Alkali Business”), is now reported under our onshore transportation and services reporting segment along with our previously reported onshore facilities and transportation segment. As a result of this change, we now manage our businesses through the following three divisions that constitute our reportable segments:
•Offshore pipeline transportation, which includes the transportation and processing of crude oil and natural gas in the Gulf of America;
•Marine transportation, which provides waterborne transportation of petroleum products (primarily fuel oil, asphalt and other heavy refined products) and crude oil throughout North America; and
•Onshore transportation and services, which includes terminaling, blending, storing, marketing, and transporting crude oil and petroleum products, as well as the processing of high sulfur (or “sour”) gas streams for refineries to remove the sulfur, and selling the related by-product, sodium hydrosulfide (or “NaHS,” commonly pronounced “nash”).
Variances between the third quarter of 2025 (the “2025 Quarter”) and the third quarter of 2024 (the “2024 Quarter”) in these reportable segments are explained below.
Segment Margin results for the 2025 Quarter and 2024 Quarter were as follows:

	Three Months Ended September 30,
	2025	2024
	(in thousands)
Offshore pipeline transportation	$101,343	$72,149
Marine transportation	25,570	31,068
Onshore transportation and services	19,663	18,762
Total Segment Margin	$146,576	$121,979

Offshore pipeline transportation Segment Margin for the 2025 Quarter increased $29.2 million, or 40%, from the 2024 Quarter primarily due to: (i) the contractual minimum volume commitments (“MVC’s”) on our 100% owned SYNC Pipeline and 64% owned CHOPS Pipeline associated with the deepwater Shenandoah development that began in June 2025 and contributed to our reported Segment Margin; (ii) an increase to other MVC’s on our 64% owned CHOPS Pipeline during the 2025 Quarter, including those related to the Warrior and Winterfell projects; and (iii) an increase in volumes in the 2025 Quarter as a result of the remediation of certain wells that previously encountered sub-sea operational and technical issues during the 2024 Quarter. Production volumes from the Shenandoah floating production system (“FPS”) are life-of-lease dedicated to our 100% owned SYNC Pipeline and further downstream to our 64% owned CHOPS Pipeline. The Shenandoah FPS achieved first oil production in late July 2025, but we were able to recognize the contractual MVC’s for the entire 2025 Quarter in Segment Margin. Activity in and around our Gulf of America asset base continues to be robust, including incremental in-field drilling at existing fields that tie into our infrastructure, and first oil from the Salamanca development, which occurred near the end of the 2025 Quarter. While contribution from the Salamanca development was minimal to our Segment Margin in the 2025 Quarter, we expect higher contribution in future periods as the volumes from the Salamanca development are life-of-lease dedicated to our 100% owned SEKCO lateral pipeline and further downstream to our 64% owned Poseidon Pipeline.

Marine transportation Segment Margin for the 2025 Quarter decreased $5.5 million, or 18%, from the 2024 Quarter. We experienced slightly lower utilization rates during the 2025 Quarter in our inland business primarily due to a decline in Midwest refinery demand for black oil equipment as a result of changing crude slates to lighter oil. In addition, we experienced a slight decline in utilization rates during the 2025 Quarter in our offshore business as certain third-party vessels were relocated to the East and Gulf coasts from the West Coast markets near the beginning of the 2025 Quarter, which caused disruption in the spot market. This decrease in Segment Margin was partially offset by fewer dry-docking days in our offshore fleet during the 2025 Quarter compared to the 2024 Quarter. While we did see some transitory market challenges in the period, we exited the 2025 Quarter with an uptick in demand for our inland fleet as we began to see a decrease in the lighter crude slates. In addition, we were able to secure term contracts on a majority of our offshore fleet, limiting any potential exposure to the currently volatile spot market.
Onshore transportation and services Segment Margin for the 2025 Quarter increased $0.9 million, or 5%, from the 2024 Quarter primarily due to an increase in rail unload volumes at our Scenic Station facility and an overall increase in volumes on our onshore crude oil pipeline systems, principally driven by an increase in volumes on our Texas pipeline system, which is a key destination point for various grades of crude oil produced in the Gulf of America including those transported on our 64% owned CHOPS Pipeline. This increase was partially offset by a decrease in Segment Margin from our crude oil marketing business and lower NaHS and caustic soda sales volumes.
Other Components of Net Income (Loss)
We reported Net Income from Continuing Operations of $22.8 million in the 2025 Quarter compared to Net Loss from Continuing Operations of $4.6 million in the 2024 Quarter.
Net Income from Continuing Operations in the 2025 Quarter was impacted by an increase in operating income from our operating segments, primarily from our offshore pipeline transportation operating segment, as discussed above. This increase in operating income was partially offset by an increase in depreciation and amortization of $1.5 million during the 2025 Quarter.
We reported Net Loss from Discontinued Operations, net of tax of $4.7 million during the 2024 Quarter associated with the Alkali Business that was sold on February 28, 2025.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, October 30, 2025, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, marine transportation and onshore transportation and services. Genesis’ operations are primarily located in the Gulf of America and in the Gulf Coast region of the United States.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUES	$414,001	$397,291	$1,189,660	$1,261,917

COSTS AND EXPENSES:
Costs of sales and operating costs	263,054	278,345	781,563	901,580
General and administrative	15,288	14,794	70,674	47,793
Depreciation and amortization	57,068	55,575	169,144	156,133
OPERATING INCOME	78,591	48,577	168,279	156,411
Equity in earnings of equity investees	10,845	11,634	35,667	40,288
Interest expense, net	(66,407)	(65,662)	(197,199)	(192,535)
Other expense	—	—	(9,779)	(1,429)
Income (loss) from continuing operations before income taxes	23,029	(5,451)	(3,032)	2,735
Income tax benefit (expense)	(253)	879	(742)	81
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	22,776	(4,572)	(3,774)	2,816
Income (loss) from discontinued operations, net of tax	—	(4,715)	8,448	5,466
Loss from disposal of discontinued operations	—	—	(432,193)	—
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(4,715)	(423,745)	5,466
NET INCOME (LOSS)	22,776	(9,287)	(427,519)	8,282
Net income attributable to noncontrolling interests	(13,569)	(7,890)	(32,755)	(22,850)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$9,207	$(17,177)	$(460,274)	$(14,568)
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(14,868)	(21,894)	(58,138)	(65,682)
NET LOSS ATTRIBUTABLE TO COMMON UNITHOLDERS	$(5,661)	$(39,071)	$(518,412)	$(80,250)
NET INCOME (LOSS) PER COMMON UNIT:
Net loss per common unit from continuing operations - Basic and Diluted	$(0.05)	$(0.28)	$(0.77)	$(0.70)
Net income (loss) per common unit from discontinued operations - Basic and Diluted	—	(0.04)	(3.46)	0.04
Net loss per common unit - Basic and Diluted	$(0.05)	$(0.32)	$(4.23)	$(0.66)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,464,318	122,464,318	122,464,318	122,464,318

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Offshore Pipeline Transportation Segment
Crude oil pipelines (average barrels/day unless otherwise noted):
CHOPS(1)	360,925	304,198	332,987	299,628
Poseidon(1)	251,788	249,210	248,326	273,704
Odyssey(1)	63,583	69,560	66,209	65,837
GOPL	1,395	1,583	1,486	1,801
Offshore crude oil pipelines total	677,691	624,551	649,008	640,970

Natural gas transportation volumes (MMBtus/day)(1)	425,801	393,240	410,511	385,038

Marine Transportation Segment
Inland Barge Utilization Percentage(2)	91.2%	99.4%	94.3%	99.5%
Offshore Barge Utilization Percentage(2)	89.7%	97.4%	94.3%	97.1%

Onshore Transportation and Services Segment
Crude oil pipelines (average barrels/day):
Texas(3)	88,989	57,726	83,279	69,149
Jay	7,595	4,295	5,332	5,026
Mississippi	1,093	2,194	1,113	2,597
Louisiana(4)	60,551	60,255	49,050	63,084
Onshore crude oil pipelines total	158,228	124,470	138,774	139,856

Crude oil product sales (average barrels/day)	18,327	18,978	17,881	21,364
Rail unload volumes (average barrels/day)	25,695	17,757	23,741	12,954

NaHS volumes (Dry short tons “DST”)	20,620	23,398	69,749	82,091
NaOH (caustic soda) volumes (DST sold)	9,598	10,014	26,821	30,965
(1)As of September 30, 2025 and 2024, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.
(3)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of America, including the CHOPS Pipeline.
(4)Total daily volumes for the three months ended September 30, 2025 and September 30, 2024 include 23,532 and 22,959 Bbls/day, respectively, of intermediate refined petroleum products and 36,414 and 37,296 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines. Total daily volumes for the nine months ended September 30, 2025 and September 30, 2024 include 19,533 and 24,159 Bbls/day, respectively, of intermediate refined petroleum products and 29,313 and 38,467 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	September 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Cash and cash equivalents	$4,915	$7,352
Accounts receivable - trade, net	577,488	479,504
Inventories	49,238	37,782
Other	20,339	18,789
Current assets held for discontinued operations	—	368,307
Total current assets	651,980	911,734
Fixed assets, net of accumulated depreciation	3,500,193	3,539,886
Equity investees	223,448	240,368
Intangible assets, net of amortization	77,984	85,287
Goodwill	301,959	301,959
Right of use assets, net	59,079	65,739
Other assets	55,077	53,606
Non-current assets held for discontinued operations	—	1,839,113
Total assets	$4,869,720	$7,037,692

LIABILITIES AND CAPITAL
Accounts payable - trade	$448,696	$388,245
Accrued liabilities	224,552	254,202
Current liabilities held for discontinued operations	—	216,308
Total current liabilities	673,248	858,755
Senior secured credit facility	58,600	291,000
Senior unsecured notes, net of debt issuance costs, discount and premium	3,038,162	3,436,860
Deferred tax liabilities	16,717	16,575
Other long-term liabilities	374,835	389,161
Long-term liabilities held for discontinued operations	—	529,558
Total liabilities	4,161,562	5,521,909
Mezzanine capital:
Class A Convertible Preferred Units	552,523	813,589

Partners’ capital (deficit):
Common unitholders	(299,142)	279,891
Accumulated other comprehensive income	—	9,486
Noncontrolling interests	454,777	412,817
Total partners’ capital	155,635	702,194
Total liabilities, mezzanine capital and partners’ capital	$4,869,720	$7,037,692

Common Units Data:
Total common units outstanding	122,464,318	122,464,318

GENESIS ENERGY, L.P.
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES TO TOTAL SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Income (loss) from continuing operations before income taxes	$23,029	$(5,451)	$(3,032)	$2,735
Net income attributable to noncontrolling interests	(13,569)	(7,890)	(32,755)	(22,850)
Corporate general and administrative expenses	15,992	13,469	72,736	48,085
Depreciation, amortization and accretion	59,746	58,348	177,768	164,451
Interest expense, net	66,407	65,662	197,199	192,535
Adjustment to include distributable cash generated by equity investees not included in income and exclude equity in investees net income(1)	5,233	6,855	16,920	18,542
Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	136	63	(68)	21
Other non-cash items	(3,307)	(1,551)	(10,258)	(6,152)
Loss on extinguishment of debt	—	—	9,779	1,429
Differences in timing of cash receipts for certain contractual arrangements(2)	(7,091)	(7,526)	(24,449)	8,366
Total Segment Margin(3)	$146,576	$121,979	$403,840	$407,162
(1)Includes distributions attributable to the quarter and received during or promptly following such quarter.
(2)Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts.
(3)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) attributable to Genesis Energy, L.P.	$9,207	$(17,177)	$(460,274)	$(14,568)
Interest expense, net	66,407	65,662	197,199	192,535
Income tax expense (benefit)	253	(879)	742	(81)
Depreciation, amortization and accretion	59,746	58,348	177,768	164,451
Loss from disposal of discontinued operations	—	—	432,193	—
Interest expense, net and income tax expense from discontinued operations	—	6,355	4,195	19,119
Other non-cash items from discontinued operations, net(1)	—	27,782	15,584	67,625
EBITDA	135,613	140,091	367,407	429,081
Plus (minus) Select Items, net(2)	(3,656)	(3,390)	19,128	19,574
Adjusted EBITDA(3)	131,957	136,701	386,535	448,655
Maintenance capital utilized(4)	(14,900)	(18,000)	(46,550)	(54,300)
Interest expense, net	(66,407)	(65,662)	(197,199)	(192,535)
Cash tax expense	(300)	(300)	(857)	(900)
Distributions to preferred unitholders(5)	(14,868)	(21,894)	(49,678)	(65,682)
Interest expense, net and income tax expense from discontinued operations	—	(6,355)	(4,195)	(19,119)
Available Cash before Reserves(6)	$35,482	$24,490	$88,056	$116,119
(1)Includes non-cash items such as depreciation, depletion and amortization and unrealized gains or losses on derivative transactions, amongst other non-cash items attributable to discontinued operations.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Adjusted EBITDA later in this press release.
(4)Maintenance capital expenditures for the 2025 Quarter and 2024 Quarter were $14.5 million and $29.2 million, respectively, which excludes maintenance capital expenditures of $25.8 million for the 2024 Quarter associated with the Alkali Business that was sold on February 28, 2025. Maintenance capital expenditures for the nine months ended September 30, 2025 and 2024, were $53.9 million and $73.7 million, respectively, which excludes maintenance capital expenditures of $4.6 million and $54.9 million for the nine months ended September 30, 2025 and 2024, respectively, associated with the Alkali Business. Our continuing maintenance capital expenditures are principally associated with our marine transportation business.
(5)Distributions to preferred unitholders attributable to the 2025 Quarter are payable on November 14, 2025 to unitholders of record at close of business on October 31, 2025.
(6)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash Flows from Operating Activities	$70,252	$87,324	$142,044	$317,966
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest expense, net(1)	66,407	71,984	201,378	211,588
Amortization and write-off of debt issuance costs, premium and discount	(2,748)	(2,949)	(10,154)	(10,319)
Effects from equity method investees not included in operating cash flows	5,398	6,998	17,347	18,685
Net effect of changes in components of operating assets and liabilities	20,320	(10,520)	90,379	(59,752)
Non-cash effect of long-term incentive compensation plans	(4,243)	1,666	(9,881)	(8,120)
Expenses related to business development activities and growth projects	329	—	25,847	60
Differences in timing of cash receipts for certain contractual arrangements(2)	(7,091)	(7,526)	(24,449)	8,366
Other items, net(3)	(16,667)	(10,276)	(45,976)	(29,819)
Adjusted EBITDA(4)	$131,957	$136,701	$386,535	$448,655
(1)Includes interest expense, net of $66.4 million and $197.2 million from continuing operations for the three and nine months ended September 30, 2025, respectively, and includes interest expense, net of $4.2 million from discontinued operations for the nine months ended September 30, 2025. Includes interest expense, net of $65.7 million and $192.5 million from continuing operations for the three and nine months ended September 30, 2024, respectively, and includes interest expense, net of $6.3 million and $19.1 million from discontinued operations for the three and nine months ended September 30, 2024, respectively.
(2)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(3)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(4)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

September 30, 2025
Senior secured credit facility	$58,600
Senior unsecured notes, net of debt issuance costs and discount	3,038,162
Less: Outstanding inventory financing sublimit borrowings	(28,000)
Less: Cash and cash equivalents	(3,908)
Adjusted Debt(1)	$3,064,854

Pro Forma LTM
September 30, 2025
Consolidated EBITDA (per our senior secured credit facility)	$538,292
Consolidated EBITDA adjustments(2)	28,333
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$566,625

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.41X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized discounts or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with contractual minimum cash commitments we expect to receive from material organic growth projects that are in-service. Additionally, it includes the pro forma adjustments to Adjusted Consolidated EBITDA (using historical amounts in the test period) associated with the sale of the Alkali Business. These adjustments may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including, but not limited to statements relating to future financial and operating results, liquidity and capital expenditures, distributions to our unitholders or other capital allocation plans or expectations, the timing or anticipated benefits of the Shenandoah and Salamanca developments, production rates or volumes or demand for our services, the expected performance of our business segments and other projects, the impact of proposed or increased tariffs or lower commodity prices on our business, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, increased tariffs and proposed tariffs, taxes, duties and similar matters affecting international trade, a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of international military conflicts (such as the war in Ukraine, the Israel and Hamas war and broader geopolitical tensions in the Middle East and Eastern Europe), the result of any economic recession or depression that has occurred or may occur in the future, anticipated benefits of our projects or those of our counterparties, including producers, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions paid to our Class A Convertible Preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not to make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2025	2024	2025	2024
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$(7,091)	$(7,526)	$(24,449)	$8,366
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	136	63	(68)	21
	Loss on debt extinguishment	—	—	9,779	1,429
	Adjustment regarding equity investees(2)	5,233	6,855	16,920	18,542
	Other	(3,307)	(1,551)	(10,258)	(6,152)
	Sub-total Select Items, net(3)	(5,029)	(2,159)	(8,076)	22,206
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	329	—	25,847	60
	Other	1,044	(1,231)	1,357	(2,692)
	Total Select Items, net(4)	$(3,656)	$(3,390)	$19,128	$19,574
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(3)Represents Select Items applicable to all Non-GAAP measures.
(4)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes, and, where relevant, capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
Vice President - Investor Relations
(713) 860-2536